EXHIBIT 99.1

For more information contact:

Lori Stafford

Assistant Vice President Corp. External Comm.

Fiserv, Inc.

262-879-5130

Lori.stafford@fiserv.com

For immediate release:

August 23, 2007

Fiserv Appoints Doyle Simons to its Board of Directors

Brookfield, Wis., August 23, 2007 - Fiserv, Inc. (NASDAQ: FISV), a leading provider of technology solutions, today announced it is adding a member to its Board of Directors, Doyle Simons, Executive Vice President of Temple-Inland Inc., an Austin, Texas-based Fortune 500 company with interests in financial services, real estate, forest products and paper.

Simons, 43, will become the Chairman and Chief Executive Officer of Temple-Inland upon the completion of its restructuring, which is expected by the end of 2007.

“Doyle’s broad experience at Temple-Inland in developing and executing strategy across a diverse set of businesses is a good fit with Fiserv. We look forward to tapping his expertise,” said Don Dillon, Fiserv Chairman of the Board.

Simons has worked at Temple-Inland for 15 years. Before becoming Executive Vice President, he served as Chief Administrative Officer, Vice President-Administration, Director of Investor Relations, and a Corporate Attorney. Prior to joining Temple-Inland, Simons was an attorney in private practice.

Simons serves on the board of directors of the Austin Chamber of Commerce, the Advisory Council of the College of Natural Sciences at The University of Texas, and the Texas Memorial Museum Advisory Council of The University of Texas. He is also a former Advisory Director of Guaranty Bank.

He earned his bachelor degree in Business Administration from Baylor University, his Doctor of Jurisprudence from The University of Texas and has completed the Stanford Executive Program at the Stanford Graduate School of Business.

About Fiserv, Inc.

Fiserv, Inc. (NASDAQ: FISV), a Fortune 500 company, provides information management systems and services to the financial and insurance industries. Leading services include transaction processing, outsourcing, business process outsourcing (BPO), software and systems solutions. The company serves more than 18,000 clients worldwide and is the leading provider of core processing solutions for U.S. banks, credit unions and thrifts. Fiserv was ranked the largest provider of information technology services to the financial services industry worldwide in the 2004, 2005 and 2006 FinTech 100 surveys. Headquartered in Brookfield, Wis., Fiserv reported more than $4.4 billion in total revenue for 2006. For more information, please visit www.fiserv.com.

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